EXHIBIT 99.1
BRIDGEPOINT EDUCATION, INC.
2009 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name:
Address:
You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Unit will vest in accordance with the following schedule:
Twenty-five percent (25%) of the Restricted Stock Units will vest on the first (1st) anniversary of the Vesting Commencement Date (“VCD”) and twenty-five percent (25%) of the Restricted Stock Units will vest on each anniversary of the VCD thereafter, so that all Restricted Stock Units will be fully vested on the four-year anniversary of the VCD.
In the event Participant ceases to provide Service for any or no reason before the applicable vesting dates set forth above, then Participant's right to acquire any Shares hereunder with respect to any of the Restricted Stock Units that remain unvested as of the date Participant ceases to provide Service will immediately terminate.

If Participant provides Service on the Date of Grant in a capacity other than (or in addition to) a faculty member, then the Participant shall be deemed for purposes of this Award Agreement to have ceased providing Service upon the earlier of (i) the date he or she ceases for any reason to provide Service, or (ii) the first date on which the Participant is employed by the Company or any Subsidiary solely in the capacity of an adjunct faculty member.

By Participant's signature and the signature of the representative of Bridgepoint Education, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	BRIDGEPOINT EDUCATION, Inc.

Signature	By

Print Name	Title

Residence Address: